Exhibit 10.4.2

InMed Pharmaceuticals, Inc. Suite #340- 200 Granville St. Vancouver, BC V6C 1S4 Canada

01 SEPTEMBER 2018

Dear Eric Hsu,

In recognition of your agreement to increase your work commitment to InMed to 80% of full time, I am pleased to make the following changes to your compensation:

Base Salary - will increase to $224,000 as of the date of this letter; and

Options - subject to approval by the Board of Directors, you will be issued an additional 270,000 options to purchase common shares in the Company as per the Company’s standard options policies, priced on or around the date of this letter.

On behalf of the entire Management Team and Board of Directors, thank you for your contributions to the Company’s success and we look forward to achieving more, together.

/s/ Eric A. Adams

Eric A. Adams President and CEO

InMed Pharmaceuticals Inc.